UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 20, 2013

Date of Report (Date of earliest event reported)

ResMed Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15317	98-0152841
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9001 Spectrum Center Boulevard

San Diego, California 92123

(Address of Principal Executive Offices) (Zip Code)

(858) 836-5000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

In accordance with Instruction 2 to Item 5.02 of Form 8-K, this Current Report on Form 8-K/A amends and supplements the information reported in Item 5.02 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2013 to include information on the compensation arrangements approved in connection with certain executive appointments described in that Form 8-K. This information was not available at the time we filed the original Form 8-K.

Item 5.02(b), (c), (d).	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer, Director and Executive Chairman

On February 26, 2013, the compensation committee of the Board of Directors (the “Board”) of ResMed Inc. (the “Company”) approved the following compensation arrangements in connection with the appointment of Mr. Michael Farrell as the Company’s chief executive officer.

•

Effective March 1, 2013, he will receive a salary of $750,000 (previously $410,000), and is eligible for a performance-based bonus with a target bonus opportunity of 100% (previously 75%) of his salary. His bonus metrics will remain the same through March 31, 2013: based 15% on global net sales; 15% on global net profit after tax as a percentage of revenue; 50% on regional net sales; and 20% on regional net operating profit as a percentage of revenue. Beginning April 1, 2013, his bonus metrics will be based 50% on global net sales; and 50% on global net profit after tax as a percentage of revenue.

•	Mr. Farrell was awarded three equity grants effective as of March 1, 2013, as follows:

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performance stock units with a target award of 20,243 units, potentially vesting from 0% to 200% of the target units, based on the Company’s total shareholder return as compared to the total shareholder return of companies in the Dow Jones Medical Device Index over a three-year period from March 1, 2013 through February 29, 2016. Forty percent (40%) of the units will vest if ResMed’s relative shareholder return is at the 50th percentile; 100% will vest at the 60th percentile; and 200% will vest at the 80th percentile, with linear interpolation between those points. This grant has a grant date fair value in accordance with FASB ASC Topic 718 of $865,000;

•

20,464 restricted stock units, vesting over a three-year service period, and which are earned based on performance targets based on adjusted net profit in the third and fourth quarters of our fiscal year 2013. This grant has a grant date fair value in accordance with FASB ASC Topic 718 of $865,000; and

•

93,110 stock options, at an exercise price of $43.63 (the closing price of ResMed common stock on the New York Stock Exchange on March 1, 2013), vesting over a four-year service period. This grant has a grant date fair value in accordance with FASB ASC Topic 718 of $1 million.

•

Mr. Farrell was previously party to a change of control agreement, the material terms of which are described in our proxy statement filed with the Securities and Exchange Commission October 4, 2012. In connection with his promotion to chief executive officer, effective March 1, 2013, that agreement will be amended to provide him with a multiplier of 2 times, to apply to salary, bonus and other benefits if his employment is terminated under specified circumstances within six months before or one year after a change of control.

Mr. Farrell will not be entitled to additional compensation for his service as a director.

On February 26, 2013, the compensation committee also approved the following compensation arrangements in connection with the appointment of Dr. Peter C. Farrell as executive chairman. Effective March 1, 2013, he will receive a salary of $500,000 (previously $950,000), and is eligible for a performance-based bonus with a target bonus opportunity of 100% (previously 120%) of his salary. His bonus metrics will remain the same: based 50% on global net sales; and 50% on global net profit after tax as a percentage of revenue.

Other Management Appointments

On February 26, 2013, the Board’s compensation committee approved the following compensation arrangements in connection with Mr. Robert Douglas’ service as president and chief operating officer. Effective March 1, 2013, his base salary was set at $650,000 (previously $575,000), and he is eligible for a performance-based bonus with a target bonus opportunity of 90% (previously 80%) of his salary. His bonus metrics will remain the same: based 50% on global net sales; and 50% on global net profit after tax as a percentage of revenue.

In addition, Mr. Douglas was awarded two equity grants, effective March 1, 2013, as follows:

(1) performance stock units with a target award of 11,701 units, potentially vesting from 0% to 200% of the target units, based on ResMed’s total shareholder return as compared to the total shareholder return of companies in the Dow Jones Medical Device Index over a three-year period from March 1, 2013 through February 29, 2016. Forty percent (40%) of the units will vest if ResMed’s relative shareholder return is at the 50th percentile; 100% will vest at the 60th percentile; and 200% will vest at the 80th percentile, with linear interpolation between those points. This grant has a grant date fair value in accordance with FASB ASC Topic 718 of $500,000;

(2) 46,555 stock options, vesting over a three-year service period, at an exercise price of $43.63 (the closing price of ResMed common stock on the New York Stock Exchange on March 1, 2013). This grant has a grant date fair value in accordance with FASB ASC Topic 718 of $500,000.

SIGNATURES

We have authorized the person whose signature appears below to sign this report on our behalf, in accordance with the Securities Exchange Act of 1934.

Date: March 4, 2013	RESMED INC.

	By:	/s/ David Pendarvis
	Name:	David Pendarvis
	Its:	Chief administrative officer, global general counsel and secretary